Exhibit 23.1








                       Consent of Independent Accountants



We have issued our report dated February 16, 2001, covering the accompanying consolidated balance sheets of Sentigen Holding Corp. and Subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 2000, 1999 and 1998 included in the Annual Report of Sentigen Holding Corp. and Subsidiaries on Form 10-K for the year ended December 31, 2000. We hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-8 of Sentigen Holding Corp. (Registration No. 333-49072).


/s/ Raich Ende Malter & Co. LLP

RAICH ENDE MALTER & CO. LLP
East Meadow, New York
March 28, 2001